# Ford EV Sales Triple in Sept.; Continues As America's No. 2 EV Brand, Mustang Mach-E Climbs 47%; F-Series, Transit Vans Rank First in Both Gas And Electric; Bronco Sales More Than Triple

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## SEPTEMBER 2022 SALES

| | Total Vehicle | Truck | SUV | EVs |
|---|---|---|---|---|
| **Total U.S. Sales** | **142,644** | **68,299** | **70,887** | **4,691** |
| Total Sales vs. Sep 2021 | -8.9% | -18.3% | 0.9% | 197.3% |
| Retail Sales vs. Sep 2021 | -11.7% | -21.6% | -4.9% | 152.1% |

## HIGHLIGHTS

- **Demand is strong with retail orders for '23MY vehicles up 244 percent over '22MY vehicles – totaling 197,000 retail vehicle orders. Ford continues to see strong demand growth and record turn rates on dealer lots.** For the sixth straight month, more than 50 percent of Ford retail sales came from previously placed orders.
- **Ford electric vehicles sales continue to outpace the segment, with sales up 197.3 percent.** Ford share of the electric vehicle segment was up in September 3.1 percentage points over last year with 7.0 percent share.
- **In September, F-150 Lightning continues as America's best-selling electric pickup; E-Transit was also America's best-selling electric van in September.**
- **F-Series through September continues as America's best-selling truck,** totaling 467,307 vehicle sales and extending its lead over its second-place competitor to over 92,000 trucks. **Bronco SUVs gained 221 percent on sales of 10,892 for the month - 99 percent of Bronco's retail sales came from previously placed orders for the month.**
- **Sales of Ford hybrid vehicles totaled 74,046 vehicles through September.** Year-to-date sales of hybrid vehicles were up 22.6 percent over last year. F-150 and Maverick hybrids represent America's best-selling hybrid trucks.
- **Ford's hot-selling Maverick truck turned on dealer lots in just 6 days last month with sales up 523 percent.** More than 80 percent of Maverick's customers are first-time truck buyers, with top competitive conquests coming from CR-V, RAV4 and Civic.
- **Ford's BlueCruise and Lincoln ActiveGlide technology now have accumulated more than 21 million hands-free miles with a 130,000 mile network of hands-free Blue Zones across North America.** More than 83,000 customers have now enrolled in Ford BlueCruise and Lincoln ActiveGlide.

*"Ford continued to see high-demand vehicles turning at record rates in September, while developing electric truck and van leadership and extending our overall truck leadership. Demand remains strong with new retail orders rapidly expanding. We are very pleased with the work from our dealers, employees and the area's first responders, as they are working tirelessly to recover in Florida from Hurricane Ian.*
***– Andrew Frick, vice president, Sales, Distribution & Trucks, Ford Blue***

## MUST-HAVE PRODUCTS



Ford Pro

Businesses of all sizes and types continued to use E-Transits and Ford Pro's suite of software and services to lower costs and accelerate productivity. America's top-selling electric commercial van, the E-Transit, represents 90 percent share of the overall electric van market. Through September, Ford has sold 4,387 electric vans. NYC announced its fleet now includes 200 Mustang Mach-Es, and the city has made its largest purchase of medium-duty EVs with the order of 300 E-Transits and F-150 Lightnings.



Ford Electric

Sales of Ford's electric vehicles tripled over last year, with F-150 Lightning sales totaling 8,760 since its launch this year in June. F-150 Lightning remains one of Ford's fastest-turning vehicles on dealer lots, turning in just 8 days. Mustang Mach-E sales increased 47.3 percent over last year, while turning in just 10 days on dealer lots.



Ford Trucks

Over 80 percent of Super Duty retail sales last month came from previously placed orders. New orders for Maverick totaled more than 86,000 vehicles in September – a new record for orders, coming in while order banks were open just one week.



Ford SUV

Ford's Bronco family, including Bronco Sport, achieved total sales for September of 20,156 – up 33.6 percent. Bronco has really been a primary driver behind Ford SUV growth this year, with overall Ford SUV sales up 11.1 percent.. Escape sales gained 7.0 percent, with Escape Hybrid sales increasing 12.9 percent over last year.



Lincoln SUVs

On improved inventory flow, Lincoln Aviator sales totaled 2,088 – up 21.0 over a year ago and 20.6 percent relative to August. For the month, 54 percent of Aviator retail sales came from previously placed orders.

*About Ford Motor Company*

*Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, that is committed to helping build a better world, where every person is free to move and pursue their dreams. The company's Ford+ plan for growth and value creation combines existing strengths, new capabilities and always-on relationships with customers to enrich experiences for and deepen the loyalty of those customers. Ford develops and delivers innovative, must-have Ford trucks, sport utility vehicles, commercial vans and cars and Lincoln luxury vehicles, as well as connected services. Additionally, Ford is establishing leadership positions in mobility solutions, including self-driving technology, and provides financial services through Ford Motor Credit Company. Ford employs about 182,000 people worldwide. More information about the company, its products and Ford Credit is available at corporate.ford.com.*

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.